As filed with the Securities and Exchange Commission on May 25, 2016

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREATBATCH, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1531026
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2595 Dallas Parkway, Suite 310, Frisco, Texas 75034

(Address of Principal Executive Offices, including zip code)

Greatbatch, Inc. 2016 Stock Incentive Plan

(Full title of the plan)

Michael Dinkins

Executive Vice President and Chief Financial Officer

Greatbatch, Inc.

2595 Dallas Parkway, Suite 310, Frisco, Texas 75034

(716) 759-5600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John J. Zak, Esq.

Craig M. Fischer, Esq.

Hodgson Russ LLP

140 Pearl Street, Suite 100

Buffalo, New York 14202

(716) 856-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value	1,450,000(2)	$31.785	$46,088,250	$4,642

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”) that may become issuable under the Greatbatch, Inc. 2016 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Consists of 1,450,000 shares of Common Stock issuable under the Greatbatch, Inc. 2016 Stock Incentive Plan.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act; calculated based on the average of the high and low prices for Common Stock on May 23, 2016, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to plan participants as specified by Rule 428 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by Greatbatch, Inc. (“Greatbatch”, “we” or “our”) are incorporated by reference into this Registration Statement:

(a)    Our Annual Report on Form 10-K for the fiscal year ended January 1, 2016, filed with the Commission on March 1, 2016;

(b)    Our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2016, filed with the Commission on May 10, 2016;

(c)    Our Current Reports on Form 8-K filed on January 11, 2016 (only with respect to Item 2.01, Item 9.01(a) and Exhibits 23, 99.1 and 99.2 of Item 9.01(d) of the Form 8-K/A filed on such date); February 24, 2016; March 4, 2016; March 18, 2016; April 12, 2016; April 28, 2016 (only the first Current Report on Form 8-K filed on such date) and May 25, 2016;

(d)    Those portions of our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 18, 2016, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 1, 2016; and

(e)    The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on September 25, 2000 (File No. 001-16137), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Greatbatch pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents; provided, however, unless expressly incorporated by reference into this Registration Statement, to the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this Registration Statement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Hodgson Russ LLP will advise Greatbatch regarding certain legal matters in connection with the issuance of shares of the Common Stock registered under this Registration Statement. Attorneys at Hodgson Russ own approximately 4,000 shares of Greatbatch’s Common Stock.

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Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of directors to the corporation or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Greatbatch’s Amended and Restated Certificate of Incorporation contains a provision which, in substance, eliminates directors’ personal liability as set forth in Section 102 of the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Greatbatch’s Amended and Restated Certificate of Incorporation provides that each person who was or is made or is threatened to be made a party to, or to testifies in, any action or proceeding by reason of the fact that such person is or was our director, officer, employee or agent or, while a director, officer, employee or agent of ours, that person is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended to provide broader indemnification rights than authorized prior to such amendment. Such rights are not exclusive of any other right that any person may have or thereafter acquire under any statute, any provision of Greatbatch’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Greatbatch’s Amended and Restated Bylaws also specifically authorized us to maintain insurance against such actions.

Greatbatch has entered into indemnification agreements with each of its director and certain of its officer that provide that it shall, subject to certain exceptions, indemnify and pay, advance or reimburse the costs of defense of such person who is made party to a proceeding by reason of their indemnified capacities. Each indemnified party agrees to repay any payment, advance or reimbursement of expenses made by Greatbatch to such person if it is determined, following the final disposition of the claim, that the person is not entitled to indemnification by Greatbatch with respect to a claim for which indemnification was obtained.

Greatbatch also maintain an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in such capacities on behalf of Greatbatch, subject to applicable retentions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits to this Registration Statement is incorporated by reference to the Exhibit Index below.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas on May 25, 2016.

GREATBATCH, INC.

By:	/s/ Thomas J. Hook
Name: Thomas J. Hook
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Thomas J. Hook, Michael Dinkins and Timothy G. McEvoy, each with full power of substitution, to execute in the name and on behalf of such person any and all amendments (including post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of Thomas J. Hook, Michael Dinkins and Timothy G. McEvoy, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Thomas J. Hook	President, Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2016
Thomas J. Hook

/s/ Michael Dinkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 25, 2016
Michael Dinkins

/s/ Thomas J. Mazza	Vice President and Corporate Controller (Principal Accounting Officer)	May 25, 2016
Thomas J. Mazza

/s/ Bill R. Sanford	Chairman of the Board and Director	May 25, 2016
Bill R. Sanford

/s/ Pamela G. Bailey	Director	May 25, 2016
Pamela G. Bailey

/s/ Joseph W. Dziedzic	Director	May 25, 2016
Joseph W. Dziedzic

/s/ Jean Hobby	Director	May 25, 2016
Jean Hobby

/s/ M. Craig Maxwell	Director	May 25, 2016
M. Craig Maxwell

/s/ Filippo Passerini	Director	May 25, 2016
Filippo Passerini

Director
Peter H. Soderberg

/s/ William B. Summers, Jr.	Director	May 25, 2016
William B. Summers, Jr.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Hodgson Russ LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Hodgson Russ LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Greatbatch, Inc. 2016 Stock Incentive Plan (incorporated by reference to Exhibit A to Greatbatch’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 18, 2016).